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                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                                   ENDORSEMENT

Notwithstanding any provision in the Contract or Certificate ("Contract") to the contrary, this Endorsement becomes a part of the Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail.

Terms not defined in this Endorsement shall have the same meaning given to them in the Contract.

The third sentence under the section captioned "ANNUITY DATE" is modified to "The Annuity Date must always be the first day of the calendar month and must be at least thirty days after the Contract Date, but not beyond the Latest Annuity Date."

The Withdrawal Charge and Penalty Free Withdrawal sections are deleted in their entirety. All references to Withdrawal Charges and Penalty Free Withdrawals are not applicable with the use of this Endorsement. The Contract is endorsed as follows to reflect this modification:

         1. The definition of "TOTAL INVESTED AMOUNT" is modified to "The sum of all Purchase Payments less amounts previously withdrawn.

         2. The section captioned "SYSTEMATIC WITHDRAWAL PROGRAM" is modified to "Prior to the Annuity Date, You may elect to participate in a Systematic Withdrawal Program by informing Us at Our Annuity Service Center. The Systematic Withdrawal Program allows You to make automatic withdrawals from Your Contract monthly, quarterly, semiannually or annually. The minimum systematic withdrawal amount is subject to Company limits. You may terminate Your participation in the Systematic Withdrawal Program at any time by sending Us a written request. We reserve the right to modify, suspend or terminate the Systematic Withdrawal Program at any time.

         3. The section captioned "OPTIONS 5 & 5V - FIXED PAYMENTS FOR A SPECIFIED PERIOD CERTAIN" is modified to "Payments payable to the Payee for any specified period of time of five (5) years or more, but not exceeding thirty (30) years, as selected at the time of annuitization. The selection must be made for full twelve-month periods. In the event of death of the Annuitant during the specified period of time, any remaining annuity payments will be continued to the Beneficiary. If the Annuitant dies after the end of the specified period of time, no further payments will be made. If Variable Annuity Payments are elected under this Annuity Payment Option, any remaining guaranteed Variable Annuity payments may be redeemed for a discounted value determined by Us. "

Signed for the Company to be effective as of the Contract Date.


/s/ CHRISTINE A. NIXON                           /s/ JANA W. GREER
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    Christine A. Nixon                               Jana W. Greer
        Secretary                                      President